Exhibit 21.1
TATTOOED CHEF INC.
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
LIST OF SUBSIDIARIES
(as of May 15, 2023)

Name of Subsidiary	Country (State)	Ownership
Myjojo, Inc.	United States (Delaware)	100%
Ittella International, LLC	United States (California)	100%
Ittella’s Chef, LLC	United States (California)	100%
Ittella Italy S.R.L.	Italy	100%
BCI Acquisition, Inc.	United States (Ohio)	100%
New Mexico Food Distributors, Inc.	United States (New Mexico)	100%
Karsten Tortilla Factory, LLC	United States (New Mexico)	100%
TTCF-NM Holding, Inc.	United States (Delaware)	100%